BIGCOMMERCE HOLDINGS, INC.

NOTICE OF GRANT OF PERFORMANCE UNITS

(Revenue)

BigCommerce Holdings, Inc. (the “Company”) has granted to the Participant an award (the “Award”) of Performance Units pursuant to the BigCommerce Holdings, Inc. 2020 Equity Incentive Plan (the “Plan”), each of which represents the right to receive on the applicable Settlement Date one (1) share of Stock, as follows. Capitalized terms used but not otherwise defined herein shall have their respective meanings set forth in the Plan:

Participant:	###PARTICIPANT_NAME###	Employee ID:	###EMPLOYEE_NUMBER###
Date of Grant:	###GRANT_DATE###
Total Number of Units (at Target):	###TOTAL_AWARDS### Performance Units (each a “Unit”), subject to adjustment as provided by the Performance Units Agreement.
Vesting Schedule:

Except as provided in the Performance Units Agreement and provided that the Participant’s Service has not terminated prior to the applicable date, one-third of the Total Number of Units (at Target) (each such one-third, a “Performance Year Tranche”) shall be eligible to vest on the Measurement Date with respect to such Performance Year and become “Vested Units” (disregarding any resulting fractional Unit) as determined on the Measurement Date by multiplying the number of Units subject to the Performance Year Tranche (at Target) by the “Vesting Percentage” set forth below, which shall be determined based on the Company’s attainment of the applicable Revenue goals during the applicable Performance Year:

If the applicable Revenue Goals for the Performance Year are Satisfied at:	Then the Vesting Percentage shall be:
Maximum	200%
Target	100%
Threshold	0%
Below Threshold	0%

The Committee shall determine the threshold, target and maximum Revenue goals for each Performance Year no later than ninety (90) days following the beginning of such Performance Year. In the event that the Company’s attainment of the applicable Revenue goals falls between the Threshold and Target levels or between the Target and Maximum levels, then, in either case, the Vesting Percentage shall be interpolated on a linear basis (for clarity, if the Company’s Revenue falls below the Threshold level, the Vesting Percentage shall equal 0%).

Any Units subject to a Performance Year Tranche that do not vest upon the conclusion of the applicable Performance Year will be forfeited as of the conclusion of such Performance Year without payment of any consideration therefor, and the Participant shall have no further right to or interest in such forfeited Units.

Change in Control:

Notwithstanding the foregoing, in the event that (x) a Change in Control is consummated during any Performance Year, and (y) the Participant’s Service has not terminated prior to the date such Change in Control is consummated, then (i) if the Change in Control is consummated prior to the Measurement Date for the Performance Year ending immediately prior to the Performance Year in which the Change in Control occurs (such prior Performance Year, the “Pre-CIC Performance Year”), a number of Units subject to the Performance Year Tranche relating to the Pre-CIC Performance Year shall vest immediately prior to such Change in Control and become Vested Units determined by multiplying the number Units subject to such Performance Year Tranche (at Target) by the applicable “Vesting Percentage” set forth above (determined based on the Company’s attainment of the applicable Revenue goals during the Pre-CIC Performance Year), (ii) all then-outstanding Units (at Target) subject to the Performance Year Tranche relating to the Performance Year in which the Change in Control is consummated will vest immediately prior to such Change in Control and become Vested Units, and (iii) any Units that do not become vested pursuant to clause (i) or (ii) shall be canceled and forfeited without payment of any consideration therefor immediately prior to the consummation of the Change in Control, and the Participant shall have no further right to or interest in such forfeited Units.
Termination of Service:

If the Participant’s Service is terminated by the Company or its subsidiaries or affiliates, as applicable (collectively, the “Participating Company Group”) without Cause or due to the Participant’s resignation for Good Reason, in either case, prior to the Measurement Date applicable to the Third Performance Year and within three (3) months prior to the consummation of a Change in Control, then subject to the Participant timely executing and not revoking a release of claims in a form prescribed by the Company (a “Release”) that becomes effective and irrevocable no later than sixty (60) days following the date of such termination of Service (or such earlier date as set forth in the Release) (the date such Release becomes effective and irrevocable, the “Release Effective Date”), a number of Units shall vest on the date of the consummation of the Change in Control and become Vested Units determined by multiplying (i) the Target number of Units subject to the applicable Performance Year Tranche by (ii) a fraction, the numerator of which is the number of days the Participant was in continued Service with the Participating Company Group during such Performance Year, and the denominator of which equals 365 (the “Pro Rata Vested Units”). For the avoidance of doubt, upon the Participant’s termination of Service without Cause or due to the Participant’s resignation for Good Reason, in either case, prior to the Measurement Date applicable to the Third Performance Year, the Units subject to the Performance Year Tranche for the Performance Year in which the Participant’s Service terminates shall remain outstanding and eligible to vest upon the occurrence of a Change in Control during the three (3) month period immediately following such termination of Service, in accordance with the preceding sentence. Any Units subject to a Performance Year Tranche for a Performance Year scheduled to commence after the year in which the Participant’s termination of Service occurs shall be canceled and forfeited without payment of consideration therefor as of the Participant’s termination of Service, and any Units subject to the applicable Performance Year Tranche that do not become Pro Rata Vested Units in accordance with this paragraph shall be canceled and forfeited without payment of any consideration therefor as of the completion of the three (3)-month anniversary of the date on which such termination of Service occurs, and, in each case, the Participant shall have no further right to or interest in such forfeited Units. For the avoidance of doubt, if the Release does not become effective and irrevocable on or prior to the sixtieth (60th) day following such termination, then the Units subject to the Performance Year Tranche for the Performance Year in which the Participant’s Service terminates shall be canceled and forfeited without payment of any consideration therefor on the sixtieth (60th) day following such termination, and the Participant shall have no further right to or interest in such forfeited Units.

If the Participant’s Service is terminated for any reason not specified in the two paragraphs above (including due to (i) a termination by the Participating Company Group for Cause, (ii) due to Participant’s resignation without Good Reason or (iii) the Participant’s death or Disability), then any Units that are not Vested Units as of the date of the Participant’s termination of Service shall be immediately canceled and forfeited without payment of any consideration therefor, and the Participant shall have no further right to or interest in such Units, in each case, as of such date.

Settlement Date:

Except as provided by the Performance Units Agreement, shall mean the date on which a Vested Unit is settled, which shall be within thirty (30) days following the date on which the Unit becomes a Vested Unit (with the exact settlement date determined by the Committee), but in no event later than March 15th of the calendar year immediately following the calendar year in which such Unit becomes a Vested Unit.

Definitions:

For purposes hereof, the following terms shall have the respective meanings sets forth below:

“Good Reason” shall mean “Good Reason” (or any term of similar effect) as defined in the Participant’s employment or other equity agreement with the Company or another member of the Participating Company Group.

“Measurement Date” shall mean, with respect to any particular Performance Year, the date (which shall be no later than ninety (90) days after the conclusion of such Performance Year) on which the Committee determines the Company’s Revenue and the number of Units that have become Vested Units hereunder, in each case, for such Performance Year.

“Revenue” means, with respect to a Performance Year, the Company’s revenue for such Performance Year as reported in the Company’s Report on Form 10-K for the applicable Performance Year.

“Performance Year” shall mean each of the following one-year periods set forth in the table below:

	Start Date	End Date
First Performance Year	January 1, 2024	December 31, 2024
Second Performance Year	January 1, 2025	December 31, 2025
Third Performance Year	January 1, 2026	December 31, 2026

Superseding Agreement:

None. For the avoidance of doubt, the equity acceleration provisions of that certain Letter Agreement Re: Accelerated Vesting of Equity Awards and/or Offer Letter by and between the Company and the Participant shall not apply to the Award.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Performance Units Agreement and the Plan, both of which are made a part of this document, and by the Superseding Agreement, if any. The Participant acknowledges that copies of the Plan, the Performance Units Agreement and the prospectus for the Plan are available on the Company’s internal website or the internet site/platform of the third party involved in administering the Plan and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Performance Units Agreement and the Plan, and hereby accepts the Award subject to all of their terms and conditions.

BIGCOMMERCE HOLDINGS, INC.	PARTICIPANT

By:	###PARTICIPANT_NAME###

###ACCEPTANCE_DATE###
Address:	Address:

ATTACHMENTS: 2020 Equity Incentive Plan, as amended, Performance Units Agreement and Plan Prospectus